Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:    Rhonda Nyhus

Vice President

NASB Financial, Inc.

12498 South 71 Highway

Grandview, MO 64030

Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (February 8, 2013)—NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended December 31, 2012, of $8,317,000 or $1.06 per share. This compares to net income of $7,741,000 or $0.98 per share for the quarter ended September 30, 2012, and compares to net income of $4,939,000 or $0.63 per share for the quarter ended December 31, 2011.

Included in the results of the quarter ended December 31, 2012, is a negative provision for loan losses of $4 million, which was necessary to reduce the Bank’s ALLL to a level consistent with the Bank’s ALLL methodology. During the quarter, various quantitative factors used in the ALLL methodology showed notable improvement, including a decrease in criticized assets, a decrease in the Bank’s level of non-performing assets, and declines in the Bank’s commercial real estate, construction and land development portfolios which have generally experienced higher loss rates. Qualitative factors also improved, including renewed strength of the Kansas City area housing market, where all of the Bank’s construction and land development loans are concentrated.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of December 31, 2012, the Bank’s tier 1 leverage ratio and total risk-based capital ratio was 14.62% and 19.00%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit, and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended
	12/31/12	9/30/12	12/31/11
EARNINGS DATA:
Net interest income	$11,181	11,547	14,119
Provision for loan losses	(4,000)	—	2,500
Non-interest income	16,497	18,896	10,549
Non-interest expense	18,155	17,856	14,137
Income tax expense	5,206	4,846	3,092

Net income	$8,317	7,741	4,939

FINANCIAL CONDITION DATA:
Total assets	$1,252,524	1,240,826	1,205,525
Total loans and mortgage-backed and related securities	883,629	925,081	1,026,190
Customer and brokered deposit accounts	874,824	892,313	882,551
Stockholders’ equity	179,860	171,503	155,349

FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$22.86	21.80	19.75
Earnings (loss) per share	1.06	0.98	0.63
Cash dividends paid per share	—	—	—
Return on assets (annualized net income divided by total average assets)	2.67%	2.52%	1.61%
Return on equity (annualized net income divided by average stockholders’ equity)	18.94%	18.61%	12.92%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614